Exhibit 10.43

LIMITED WAIVER AND THIRD AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

                      This LIMITED WAIVER AND THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Waiver and Amendment”) is entered into as of this 11th day of April, 2003 among WILSONS LEATHER HOLDINGS INC., a Minnesota corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent (“Agent”), the Credit Parties signatory hereto and the Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Waiver and Amendment shall have the meanings ascribed to them by the Credit Agreement (as hereinafter defined).

RECITALS

                      WHEREAS, Borrower, certain Credit Parties, Agent and Lenders have entered into that certain Fourth Amended and Restated Credit Agreement dated as of April 23, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

                      WHEREAS, Borrower, the Credit Parties signatories to the Credit Agreement, the Lenders and Agent wish to waive and amend certain provisions of the Credit Agreement, as more fully set forth herein.

                      NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1      Limited Waiver.

                      The Agent and the Requisite Lenders hereby waive any breach or violation of the Credit Agreement (and any resulting Event of Default) which has occurred solely as a result of the failure to comply with the Minimum Fixed Charges Coverage Ratio covenant set forth in clause (b) of Schedule I to the Credit Agreement on or about the last day of January, 2003. This limited waiver shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any Default or Event of Default arising out of any other failure of the Credit Parties to comply with the terms of the Credit Agreement.

Section 2      Amendments to the Credit Agreement.

                       Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:

                      (a)     The last sentence of Section 1.1(a)(iv) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“In addition, notwithstanding anything to the contrary contained herein or otherwise, Borrower shall cause (i) at all times during the period from and including December 31, 2003 through and including March 31, 2004 (x) the outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan to be reduced to, and remain at, zero dollars ($0) and (y) the outstanding Letter of Credit Obligations to be less than or equal to $20,000,000; (ii) at all times during the period from and including April 1, 2004 through and including May 15, 2004 (x) the outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan to be less than or equal to $15,000,000, and (y) the outstanding Letter of Credit Obligations to be less than or equal to $20,000,000; and (iii) at all times during the period from and including December 31, 2004 through and including March 31, 2005 (x) the outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan to be reduced to, and remain at, zero dollars ($0) and (y) the outstanding Letter of Credit Obligations to be less than or equal to $40,000,000.”

                  (b)      Clause (a) of Section 1.5 of the Credit Agreement is hereby amended by adding the following at the end thereof -

“; provided, that to the extent that the aggregate Revolving Loan exceeds the amount of Revolving Loan that would have been available to Borrower if the definition of Borrowing Base did not contain clause (e), such excess shall be deemed to be utilized to make a Revolving Credit Advance to the Borrower and such Revolving Credit Advance shall bear interest at the Index Rate, at a per annum rate equal to the Index Rate plus the Applicable Index Margin.”

                  (c)      Section 1.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“1.6 Applicable Margins. The Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin will be 3.25%, 2.00%, 3.25% and 3.25% respectively and shall not be subject to adjustment; provided, that to the extent that any portion of a Revolving Credit Advance bears interest at the Index Rate as a result of the proviso in Section 1.5(a), the Applicable Index Margin with respect thereto shall be 5.00%.”

                  (d)      Section 1.9 of the Credit Agreement is hereby amended by adding the following new subsections (c) and (d) at the end thereof

“(c) Borrower agrees to pay to Agent, for the ratable benefit of the Lenders based on their Commitments, a funding fee in the aggregate amount of $150,000 on the first date that the aggregate Revolving Loans exceed the amount of Revolving Loan that would have been available to Borrower if the definition of Borrowing Base did not contain clause (e) (“Draw Date”) (which fee shall be fully earned and payable on the Draw Date).

(d) If Borrower pays after acceleration or reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay as liquidated damages and compensation for the costs of being prepared to make funds available hereunder to the Agent, for the ratable benefit of the Lenders based upon their Revolving Loan Commitments, an amount equal to 1 multiplied by the amount of the reduction of the Revolving Loan Commitment. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(a), 1.3(b), 1.3(d) or 1.16(c); provided, that in the case of prepayments made pursuant to Sections 1.3(b) and 1.3(d), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.”

                    (e)     The first sentence of Section 1.14(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Borrower shall, and in accordance with the Guaranties, shall cause each other Credit Party who is a signatory thereto to, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review and evaluate the Accounts, Inventory and other Collateral of any Credit Party; provided, that Agent may perform Collateral audits not more than four times in each year in the absence of an Event of Default (and, unless an Event of Default has occurred and is continuing, Agent shall use good faith efforts to provide at least five (5) Business Days’ notice of such audit, which notice shall include a summary of the procedures to be followed in such audit).”

                    (f)     Section 5 of the Credit Agreement is hereby amended by adding the following Section 5.12 thereto which shall read in its entirety as follows:

“5.12 Senior Notes Action Plan. No later than April 30, 2004, Borrower shall deliver to Agent and the Lenders a written plan, in form and substance satisfactory to Agent and the Lenders, which sets forth in detail Borrower’s proposed plan of action with respect to the amendment, modification, refunding, renewal or extension of the Senior Notes contemplated by Section 5.11. ”

                    (g)     Clause (b) of Section 8.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                    “(b)   Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4, 5.11, 5.12 or 6, or any of the provisions set forth in Schedules E or I, respectively.”

                    (h)     The following definitions which appear in Schedule A to the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“Borrowing Base” shall mean, as of any date of determination, the sum of:

(a) 85% of the book value of Eligible Inventory-Apparel (the “Eligible Inventory-Apparel Advance Rate”); provided, that in no event shall the Eligible Inventory-Apparel Advance Rate exceed the product of (i) .85 multiplied by (ii) the then applicable NOLV of Inventory-Apparel (provided that, solely for the purposes of this definition of “Borrowing Base”, at all times on and after (x) August 17 but prior to October 1 of each year, the NOLV of Inventory-Apparel shall be increased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent August 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of October 1 and the NOLV of Inventory-Apparel as of August 17 and (y) December 17 of any year but prior to February 1 of the next year, the NOLV of Inventory-Apparel shall be decreased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent December 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of December 17 and the NOLV of Inventory-Apparel as of February 1.); plus

(b) 85% of the book value of Eligible Accounts at all times; plus

(c) [Intentionally deleted]

(d) 85% of the face amount of all then outstanding and undrawn Eligible Trade L/Cs at all times (the “Eligible Trade L/C Advance Rate”); provided, that in no event shall the Eligible Trade L/C Advance Rate exceed 85% of the NOLV of the Inventory-Apparel, which shall exist upon a draw on the applicable Eligible Trade L/C; plus

(e) the Eligible Tax Refund Amount at such time;

less the Minimum Excess Availability Reserve and in each case less any additional Reserve established by Agent at such time.”

“Inventory-Apparel” shall mean finished goods Inventory owned by Borrower valued on a first-in, first-out basis in accordance with GAAP (and as set forth on the Borrower’s stock ledger perpetual system).

“Minimum Excess Availability Reserve” shall mean a special Reserve established by Agent on the Closing Date and maintained by Agent until the Termination Date (1) with respect to Fiscal Year 2003 in an amount equal to (x) $5,000,000 during the period from and including the first day of the Fiscal Month of July, 2003 and through and including December 15, 2003 and (y) $10,000,000 at all other times during Fiscal Year 2003, (ii) $5,000,000 during the Fiscal Months of

August, September, October, November in each of the Fiscal Years 2004 and 2005, and (iii) $10,000,000 at all other times.”

                    (i)     Schedule A to the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order therein:

“Anticipated Tax Refund Amount” means (i) prior to the proper filing of the Borrower’s United States Federal Income Tax Return for the tax year ending August 2, 2003 (“Tax Return”), the amount, provided in a writing satisfactory to the Agent by Ernst & Young LLP, as the amount of the tax refund that will be due to the Borrower upon the filing of the Borrower’s Tax Return, and (ii) after the proper filing of the Borrower’s Tax Return, the amount reflected on audited financial statements of the Borrower prepared in accordance with GAAP and delivered to the Agent and certified by the Borrower’s Chief Financial Officer and KPMG (and accompanied by a letter from Ernst & Young LLP that acknowledges that the Agent and the Lenders may rely upon such accounting firm’s representation), as “credit to income tax payable”.

“Eligible Tax Refund Amount” shall mean, during the period from and including the first day of the Fiscal Month of September, 2003 through and including the earlier of (a) the date that the Borrower receives any or all of the Tax Refund or (b) December 15, 2003, an amount equal to the lesser of (i) $15,000,000 or (ii) 85% of the Anticipated Tax Refund Amount; provided, that prior to the proper filing of Borrower’s Tax Return, the Eligible Tax Refund Amount should not exceed the lesser of (i) $6,000,000 or (ii) the product of $2,000,000 multiplied by the number of calendar weeks which have then started since August 30, 2003.

“Tax Refund” shall mean the amount of money received by the Borrower as a result of the filing of (1) its United States Federal Income Tax Return for the tax year ending August 2, 2003, and (2) a Net Operating Loss (“NOL”) Carryback Return to the Borrower’s tax year ended July 28, 2001.”

                    (j)     Clause (a) of Schedule H to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a) (i) To Agent, upon its request and no less frequently than weekly, by 12:00 p.m. (Chicago time) on Wednesday of each week, a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, which shall be prepared by the Borrower as of the last Friday of the immediately preceding week or the date 2 days prior to the date of any such request; and

(ii) To Agent, upon its request and no less frequently than monthly, within 5 Business Days after the end of each Fiscal Month, with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, each of which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request.”

                    (k)     Clause (g) of Schedule H to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g) Borrower, at its own expense, shall deliver to Agent at least four times in each year, at such times as requested by Agent, an appraisal of Borrower’s assets as of the last day of the Fiscal Month preceding such request (or such other time as requested by the Agent), provided, that (i) such appraisals shall be conducted by an appraiser selected by Agent and consented to by Borrower (which consent cannot be unreasonably withheld by Borrower), and shall be in form and substance, reasonably satisfactory to Agent; (ii) Borrower may, within 30 days following the receipt by Borrower of such appraisal, dispute the assumptions set forth therein by delivery of a written notice to Agent (“Notice of Dispute”); (iii) Agent shall use good faith efforts to resolve such dispute with Borrower within 15 days following the receipt by Agent of the Notice of Dispute, and (iv) until a resolution has been reached with respect to the assumptions in question, Agent, in its sole discretion, may implement Reserves to reflect the going-out-of-business appraisal then most recently delivered to Agent. Notwithstanding the foregoing, if an Event of Default has occurred or is continuing, Agent may select the appraiser without the consent of Borrower and items (ii)-(iv) above shall not be applicable.”

                    (1)     Clause (a) of Schedule I to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                    “(a)     Maximum Capital Expenditures. The Credit Parties on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Maximum Capital
Period	Expenditures per Period

Fiscal Year ending in January of 2004 and 2005	$10,000,000
Each Fiscal Year thereafter	$30,000,000”

                    (m)     Clause (b) of Schedule I to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Minimum Fixed Charges Coverage Ratio. Ultimate Parent shall have, on a consolidated basis, at the end of each Fiscal Quarter set forth below for the four Fiscal Quarters then ended, a Fixed Charges Coverage Ratio of not less than the following:

Fixed Charges
Fiscal Quarter Ending:	Coverage Ratio

On or about the last day of April, 2004 and on	1.0 to 1.0
the last day of each Fiscal Quarter thereafter

The Fixed Charges Coverage Ratio will in each case be measured based on the Borrower’s internal quarterly financial statements, which statements shall be submitted by Borrower to Agent within forty-five (45) days after the end of each Fiscal Quarter.”

(n) Clause (c) of Schedule I to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c) Minimum EBITDA. Ultimate Parent shall have, at the end of each Fiscal Month set forth below, for the period commencing on February 2, 2003 and ending on the last day of the specified Fiscal Month below, EBITDA for such period, of not less than the amount set forth opposite such Fiscal Month below:

Month	EBITDA

March 2003	($7,204,000)
April 2003	($16,938,000)
May 2003	($26,378,000)
June 2003	($39,530,000)
July 2003	($50,292,000)
August 2003	($58,866,000)
September 2003	($63,440,000)
October 2003	($60,443,000)
November 2003	($45,090,000)
December 2003	$27,634,000
January 2004	$26,771,000 ”

(o) Schedule I to the Credit Agreement is hereby amended by adding the following new clause (d) at the end thereof:

“(d) Maximum and Minimum Inventory Level Covenant. During the Fiscal Year ending in January 2004, Borrower shall maintain finished goods Inventory and In-Transit Inventory with an aggregate book value (i) not to exceed the maximum amounts set forth below and (ii) not to be less than the minimum amounts set forth below, measured at the end of each Fiscal Month:

Fiscal Month	Maximum Amount	Minimum Amount

March 2003	$98,074,000	$75,785,000
April 2003	$92,542,000	$71,510,000
May 2003	$99,566,000	$76,937,000
June 2003	$106,960,000	$82,651,000
July 2003	$117,232,000	$90,588,000
August 2003	$134,393,000	$103,849,000
September 2003	$160,892,000	$124,325,000
October 2003	$194,978,000	$150,665,000
November 2003	$181,258,000	$140,063,000
December 2003	$104,922,000	$81,076,000
January 2004	$96,507,000	$74,574,000	”

Section 3      Representations and Warranties.

               Borrower and the Credit Parties who are party hereto represent and warrant that:

               (a)     the execution, delivery and performance by Borrower and such Credit Parties of this Waiver and Amendment have been duly authorized by all necessary corporate action and this Waiver and Amendment is a legal, valid and binding obligation of Borrower and such Credit Parties enforceable against Borrower and such Credit Parties in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

               (b)     each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

               (c)     neither the execution, delivery and performance of this Waiver and Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s or Credit Parties’ certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality or (iii) indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower, the Credit Parties or any of their Subsidiaries is a party or by which Borrower, the Credit Parties or any of their Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof; and

               (d)     no Default or Event of Default will exist or result after giving effect hereto.

Section 4      Conditions to Effectiveness.

               This Waiver and Amendment will be effective only upon satisfaction of the following:

               (a)     Execution and delivery of this Waiver and Amendment by Borrower, the Credit Parties that are listed on the signature pages hereto, the Agent and the Lenders;

               (b)     Execution and delivery of the Reaffirmation of Guaranty dated as of the date hereof by the Credit Parties and Store Guarantors that are parties thereto;

               (c)     Payment to each Lender executing this Amendment of an amendment fee equal to half of one percent (.50%) of such Lender’s Commitment as of the date hereof (which fee shall be fully earned and payable on the date hereof); and

               (d)     The representations and warranties contained herein shall be true and correct in all respects.

Section 5      Reference to and Effect Upon the Credit Agreement.

               (a)     Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

               (b)     The execution, delivery and effectiveness of this Waiver and Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Waiver and Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein” or words of similar import shall mean and refer to the Credit Agreement as amended hereby.

Section 6      Waiver and Release.

               In consideration of the foregoing, each of Borrower and each Credit Party hereby waives, releases and covenants not to sue Agent or any Lender with respect to any and all claims it may have against Agent or any Lender, whether known or unknown, arising in tort, by contract or otherwise prior to the date hereof relating to one or more Loan Documents.

Section 7	Costs and Expenses.

As provided in Section 11.3 of the Credit Agreement, Borrower agrees to reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Waiver and Amendment.

Section 8	Governing Law.

THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

Section 9	Headings.

Section headings in this Waiver and Amendment are included herein for convenience of reference only and shall not constitute a part of this Waiver and Amendment for any other purposes.

Section 10	Counterparts.

This Waiver and Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

Section 11	Confidentiality.

The matters set forth herein are subject to Section 11.18 of the Credit Agreement, which is incorporated herein by reference.

[signature page follows]

               IN WITNESS WHEREOF, this Waiver and Amendment has been duly executed as of the date first written above.

BORROWER:

WILSONS LEATHER HOLDINGS INC.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

Revolving Loan Commitment:	GENERAL ELECTRIC CAPITAL
$50,000,000 (including $10,000,000	CORPORATION, as Agent, Lender and
Swing Line Commitment)	Swing Line Lender

Term Loan B Commitment:	By: /s/ Donna H. Evans
$30,000,000
Title: Duly Authorized Signatory

Revolving Loan Commitment:	LASALLE RETAIL FINANCE, a division
$30,000,000	of LaSalle Business Credit, as agent for
Standard Federal Bank National
Association, as Lender

By: /s/ Robert Barnhard

Title: Senior Vice President

Revolving Loan Commitment:	THE CIT GROUP/BUSINESS CREDIT,
$45,000,000	INC. as Lender and Documentation Agent

By: /s/ Deborah Rogut

Title: Vice President

[Signature Page to Limited Waiver and Third Amendment]

Revolving Loan Commitment:	WELLS FARGO RETAIL FINANCE LLC,
$45,000,000	as Lender and Syndication Agent

By: /s/ Kathy A. Mahoney

Title: Vice President

Revolving Loan Commitment:	U.S. BANK NATIONAL ASSOCIATION,
$10,000,000	as Lender

By: /s/ Jaqueline Ryan

Title: Vice President

[Signature Page to Limited Waiver and Third Amendment]

               The undersigned are executing this Waiver and Amendment in their capacity as Credit Parties:

Wilsons The Leather Experts Inc.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

Wilsons Center, Inc.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

Rosedale Wilsons, Inc.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

River Hills Wilsons, Inc.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

Bermans The Leather Experts Inc.

By: /s/ Peter G. Michielutti

Title: Executive Vice President & CFO

[Signature Page to Limited Waiver and Third Amendment]